Exhibit 19

Disclosure, Securities Trading and Confidentiality Policy

Purpose

The purpose of this Policy is to provide directors, officers, employees and others considered to have a special relationship1 with Kingsway direction on: (a) the process and restrictions for public disclosure made by Kingsway Financial Services Inc. and all of its subsidiaries (“Kingsway”), (b) restrictions on trading of Kingsway Securities, and (c) the use and handling of confidential information of Kingsway. Kingsway’s Board of Directors has also adopted this Policy to promote compliance with applicable securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information.

Scope

This policy applies to directors, officers, employees and others considered to have a special relationship with Kingsway.

Policy

Introduction

Kingsway is a public company. Its common shares trade on the New York Stock Exchange. The purpose of this policy is to provide directors, officers, employees and others considered to have a special relationship with Kingsway direction on: (a) the process and restrictions for public disclosure made by Kingsway, (b) restrictions on trading of Kingsway Securities, and (c) the use and handling of confidential information of Kingsway. Kingsway’s Board of Directors has also adopted this Policy to promote compliance with applicable securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information.

Any person who violates this Policy may face disciplinary action up to and including termination without notice of his or her employment with Kingsway. The violation of this Policy may also violate certain securities laws. If it appears that a person may have violated such securities laws,

1 Persons in a special relationship with Kingsway include insiders, outside advisors and persons who become aware of material information regarding Kingsway before it becomes generally disclosed. If you have any doubt on your status, please contact the Compliance Officer of Kingsway. A “person or company in a special relationship with a reporting issuer” is fully defined in Section 76(5) of the Securities Act (Ontario).

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Kingsway may refer the matter to the appropriate regulatory authorities, which could lead to both civil and criminal penalties, as described in more detail below in Securities Trading and Confidentiality Matters under the heading Consequences of Violations.

Disclosure Matters

Generally, information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if the facts would have been viewed by a reasonable investor as having significantly altered the “total mix” of information publicly available. Any information that could reasonably be expected to affect the market price or value of any Kingsway security, whether such information is positive or negative, should be considered material.

The materiality of information depends upon the circumstances and can relate to virtually any aspect of a company’s business. Some examples of material information include:

•	unpublished financial results;
•	news of a pending or proposed transaction, such as a significant merger, acquisition, divestiture or joint venture;
•	stock splits or dividends, calls for redemption of securities and other events regarding Kingsway securities;
•	acquisition or loss of a significant contract;
•	development of a significant new product or process;
•	change in control or a change in management;
•	change in auditors or auditor notification that Kingsway can no longer rely on an auditor’s report;
•	new equity or debt offerings or purchases (whether publicly or privately);
•	significant change in strategy or development involving corporate relationships;
•	significant litigation exposure or regulatory action; and
•	impending bankruptcy or receivership.

The above list is only illustrative. Many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information should be reviewed on a frequent basis.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

In complying with the requirement to disclose immediately all material information under applicable laws and stock exchange rules, Kingsway will adhere to the following basic disclosure principles:

(a)

Material information will be publicly disclosed immediately via news release and filed with the applicable securities authorities, or through the initiation of webcast and/or telephonic conferences to which participants have been invited through a news release, or any combination of the foregoing in order to effect full public disclosure.

(b)

Alternatively, in appropriate circumstances, senior management and/or the Board of Directors may determine that a confidential material change report should be filed with the applicable securities regulators and will periodically (at least every 10 days or as may be otherwise required by applicable law) review its decision to keep the information confidential.

(c)	Disclosure must include any information, the omission of which would make the rest of the disclosure misleading (i.e., partial disclosure may be misleading).

(d)	Both favorable and unfavorable material information must be disclosed.

(e)

There can be no selective disclosure. Previously undisclosed material information must not be disclosed to selected individuals (for example, in an interview with an analyst or in a telephone conversation with an investor). If previously undisclosed material information has been inadvertently disclosed to any person who is not bound by an express confidentiality obligation, such information must be broadly disclosed immediately via news release.

(f)

Disclosure must be corrected immediately if Kingsway subsequently learns that earlier disclosure by Kingsway contained a material error at the time it was given or has become misleading due to later events.

Designated Spokespersons

Spokespersons for Kingsway will be designated by senior management and/or the Board of Directors. Before speaking to the media, analysts or institutional investors, spokespersons will ensure they are aware of the materiality of information to be discussed and any material information that has not been disclosed.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

News Releases

Once senior management and/or the Board of Directors determines that a development is required by applicable law and stock exchange rules to be disclosed, it will authorize the issuance of a news release and any applicable filings with securities regulators. Should material information inadvertently be disclosed in a selective forum, Kingsway will immediately issue a news release in order to fully disclose that information.

News releases will be disseminated through an appropriate news wire service. News releases will be posted on Kingsway’s website immediately after release over the news wire.

Conference Calls

Conference calls may be held for quarterly and annual earnings and major corporate developments. Kingsway may invite analysts, institutional investors, the media and other interested parties to participate. Kingsway will provide advance notice of any such conference call or webcast by issuing a news release announcing the date and time and providing information on how interested parties may access the call and webcast.

At the beginning of the call, a spokesperson of Kingsway will provide appropriate cautionary language with respect to any forward-looking information and direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties.

If Kingsway discloses material non-public information during any such conference calls, Kingsway will immediately issue a news release in order to fully disclose that information, unless a news release was issued a reasonable time in advance of the conference call that indicated the date, time and place of the call and the subject matter and call-in information, in which case no additional news release will be required to be issued.

Rumors

No person covered by this Policy is permitted to comment, affirmatively or negatively, on rumors, unless prior approval from the Chief Executive Officer or the Chief Financial Officer (who has been designated the “Compliance Officer” for purposes of this policy) is received.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Should a stock exchange or regulatory authority request that Kingsway make a definitive statement in response to a market rumor, senior management and/or the Board of Directors will consider the matter and determine whether a policy exception is required in light of applicable securities laws and stock exchange rules.

Contacts with Investors and the Media

Kingsway recognizes that meetings with significant investors are an important element of its investor relations program. Kingsway does at times meet with investors on an individual or small group basis as needed and makes its best efforts to initiate contact or respond to investor calls in a timely, consistent and accurate fashion in accordance with this policy.

Any material information provided by Kingsway in individual and group meetings must have been previously publicly disclosed. Recognizing that an investor may aggregate information in such a way that could result in material information, Kingsway cannot alter the materiality of undisclosed information by breaking down the information into smaller, non-material components.

Any supplemental information provided to participants of meetings and press conferences must also be posted to Kingsway’s website and, if material, must be immediately disclosed by a news release. If Kingsway discloses material non-public information at any such meeting or press conference, Kingsway will immediately issue a news release in order to fully disclose that information.

Distributing Analyst Reports

Analyst reports are proprietary products of the analyst’s firm. Re-circulating a report by an analyst may be viewed as an endorsement by Kingsway of the report. For these reasons, Kingsway will not provide analyst reports through any means to any person (whether or not an employee of Kingsway), including posting such information on its website.

Kingsway may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide research coverage on Kingsway. If provided, such list will not include links to the analysts’ or any other third party’s websites or publications.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Forward-Looking Information

Should Kingsway elect to disclose forward-looking information (“FLI”) in continuous disclosure documents, speeches, conference calls, etc., the following guidelines will be observed:

(a)	The information, if deemed material, will be broadly disseminated via news release, in accordance with this Policy.
(b)	The information will be clearly identified as FLI.
(c)	Kingsway will identify all material factors or assumptions used in the preparation of the FLI.
(d)

The information will be accompanied by a caution that actual results may vary from the FLI with identification, in very specific terms, of the risks and uncertainties that may cause the actual results to differ materially from those projected in the statement.

(e)

The information will be accompanied by a statement that disclaims the intention or obligation of Kingsway to update or revise the FLI, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.

Securities Trading and Confidentiality Matters

It is Kingsway’s policy that no (i) director, officer or employee of Kingsway, (ii) agent or advisor of Kingsway (such as its auditors, consultants or attorneys) or agent or advisor of a director, officer or employee of Kingsway, or (iii) Related Person (as defined below) thereof (individually a “Covered Person” and, collectively, the “Covered Persons”) having material (as defined in Section 2 above), non-public information relating to Kingsway may buy or sell Kingsway Securities or engage in any other action to take advantage of, or pass on to others, such information. This Policy also applies to material non-public information relating to any other company with publicly-traded securities obtained in the course of employment by or association with Kingsway.

To avoid even the appearance of impropriety, additional restrictions on trading Kingsway securities apply to directors and executive officers.

Investing in Kingsway securities provides an opportunity to share in the future growth of Kingsway. Investment in Kingsway and sharing in the growth of Kingsway, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of a Covered Person in conflict with the best interests of Kingsway and its shareholders.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Who is an “Insider”? Any person (including Covered Persons) who possesses material non-public information is considered an insider as to that information (an “Insider”).

What is “Non-public” Information? Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, two full trading days following publication is viewed as a reasonable time period before such information is deemed to be public.

Who is a “Related Person”? For purposes of this Policy, a Related Person includes:

(a)	Any person who is, or at any time since the beginning of Kingsway’s last fiscal year was, a director or executive officer of Kingsway or a nominee to become a director of Kingsway;
(b)	Any security holder who is known to be the beneficial owner of more than 5% of any class of Kingsway’s voting securities or any of Kingsway’s affiliates; or
(c)

Any immediate family member of any of the foregoing parties, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee for the director or more than 5% beneficial owner, and any person (other than the tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner.

Non-disclosure of Material Non-public Information. Material non-public information is strictly confidential and must not be disclosed whether through written, oral or electronic means to anyone, except the persons within Kingsway or third party agents of Kingsway such as investment banking advisors or outside legal counsel whose positions or roles require them to know such information, until such information has been publicly released by Kingsway.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Prohibited Trading in Kingsway Securities. No Insider may place a purchase or sell order or recommend that another person place a purchase or sell order in Kingsway Securities including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, when such person has knowledge of material non-public information concerning Kingsway.

Sales Under SEC Rule 10b5-1. Directors, executive officers and significant stockholders (beneficial holders of 5% or more of Kingsway’s issued and outstanding stock) or other Insiders may elect to purchase and/or sell shares pursuant to contracts, plans or instructions complying with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1 Plans”) and are not per se prohibited by this Policy so long as such 10b5-1 Plans are entered into in good faith while the Insider is not in possession of material non-public information.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction relating to Kingsway securities, an Insider should carefully consider how such person’s transaction may be construed in the bright light of hindsight. In the event of any questions or uncertainties about this Policy, please consult the Compliance Officer or any person to whom the Compliance Officer has delegated responsibility for advising on this Policy.

“Tipping” Information to Others. Insiders may be liable for communicating or tipping material non-public information to any third party (“tippee”), even if such third party is not a Related Person. Further, insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them and individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an Insider’s duties and are liable for trading on material non-public information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the Insider trading of their tippees, tippees who pass such information along to others who trade on such information will be liable. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Avoid Speculation. No Insider may trade in options, puts or calls or similar instruments involving Kingsway Securities or sell Kingsway securities “short.” Anyone may, of course, in accordance with this Policy and other Kingsway policies, exercise options granted thereto by Kingsway.

No Hedging Transactions. No Insider may enter into hedging or monetization transactions or similar arrangements with respect to Kingsway securities.

Trading in Other Securities. No Insider may place purchase or sell orders or recommend that another person place a purchase or sell order involving the securities of another company if such Insider learns of material non-public information about such other company in the course of such Insider’s employment or other special relationship with Kingsway.

Post-Termination/Separation Transactions. This Policy continues to apply to transactions in Kingsway securities by a Covered Person following termination of employment or other relationship with Kingsway if such Covered Person is aware of material non-public information until such time that the information becomes public or is no longer material.

The Consequences of Insider Trading. Individuals who trade on material non- public information or tip information to others can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the agencies responsible for enforcing the laws in this area. Potential sanctions include:

•	disgorgement of profits gained or losses avoided and interest thereon;
•	a civil penalty of up to three times the profit gained or loss avoided;
•	a bar from acting as an officer or director of a publicly traded company;
•	a criminal fine (no matter how small the profit or the lack thereof) of up to $5 million; and
•	a jail term of up to 20 years.

These penalties can apply even if the individual is not a director or officer of Kingsway. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, New York Stock Exchange and Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this policy may result in the imposition by Kingsway of sanctions, including dismissal from Kingsway. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial services industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Maintaining Confidentiality

Any Covered Person privy to material non-public information is prohibited from communicating, in any manner, such information to any person or entity (including, but not limited to, friends, family members, business contacts or others), except to persons within Kingsway or third party agents of Kingsway and/or third party agents of the Covered Person, such as investment banking advisors or outside legal counsel whose positions or roles require them to know such information, until such information has been publicly released by Kingsway.

Efforts shall be made to limit access to such material non-public information to only those who need to know such information and such persons shall be advised that the requirements as set forth in this Policy apply to such persons.

In order to prevent the misuse or inadvertent disclosure of material non-public information, the procedures set forth below should be observed at all times:

(a)	Documents and files containing material non-public information should be kept in a safe place to which access is restricted to individuals who “need to know” in the necessary course of business.
(b)

Material non-public information should not be discussed in places where the discussion may be overheard by unauthorized individuals and confidential documents should not be read, displayed or discarded in such a manner where others can retrieve them.

(c)

Unnecessary copying of confidential documents should be avoided, and documents containing material non-public information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of such documents should be shredded or otherwise destroyed.

(d)	Employees must ensure they maintain the confidentiality of information concerning Kingsway in their possession outside of the office as well as inside the office.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Blackout Periods

Trading blackout periods will apply to all directors and officers of Kingsway, employees responsible for financial reporting and any of their Related Persons. In addition to the foregoing persons, the Compliance Officer may add or remove persons from the group of individuals covered by the blackout period. The quarterly blackout period commences at the close of business on the last day of each fiscal quarter and ends after the second full trading session has elapsed after the release of earnings. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee (as an example) may trade in Kingsway Securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday), provided such person is not in possession of material non- public information and otherwise complies with this Policy and applicable laws, rules and regulations. If the announcement is made on Monday after trading begins, the employee may not trade in Kingsway Securities until Thursday. If the announcement is made on Friday after trading begins, the employee may not trade in Kingsway Securities until Wednesday of the following week.

Additional blackout periods may be prescribed from time to time by Kingsway as a result of special circumstances relating to Kingsway pursuant to which Insiders and employees of Kingsway would be precluded from trading in Kingsway securities. All parties with knowledge of such special circumstances will be covered by such blackout periods. In such instances, relevant Insiders and employees of Kingsway will receive notice that they are not to trade until further notice. As soon as practicable, the Compliance Officer will issue the above notice to relevant Insiders and employees, upon learning of the pending special circumstances and will also issue a notice that such prohibition has been lifted.

If material information is announced through a press release, Form 8-K filing or other public disclosure, the blackout will generally end after the second full trading day has elapsed following the press release, Form 8-K filing or other public disclosure. The typical two trading day post- announcement blackout period may be extended for a further period of time as determined by the Compliance Officer in order to allow the market time to absorb the information.

For the avoidance of doubt, the prohibition against insider trading as described in Securities Trading and Confidentiality Matters applies to the persons covered by this policy regardless of whether or not Kingsway is observing a blackout period.

Updated: September 2024

Disclosure, Securities Trading and Confidentiality Policy

Contact Us

Any person subject to this policy who has a question about the policy or its application to any proposed transaction may obtain additional guidance by contacting the Compliance Officer whose contact details are provided below. We also urge any person subject to the policy who knows or has reason to believe that this policy has been or is about to be violated to contact in confidence the Compliance Officer immediately at:

Chief Financial Officer

Kingsway Financial Services Inc.

10 S. Riverside Plaza, Suite 1520

Chicago IL 60606

Email: complianceofficer@kingswayfinancial.com

Phone: (312) 766-2163

Updated: September 2024